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                                                                    EXHIBIT 12.1



                                DOUBLECLICK INC.
         Statement of Computation of Ratio of Earnings to Fixed Charges


                                                    NINE MONTHS
                                                       ENDED                          YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30,  ---------------------------------------------------------------
                                                       2003         2002           2001          2000         1999        1998
                                                   -------------  ---------     ---------     ---------    ---------    ---------
                                                                               (IN THOUSANDS, EXCEPT RATIOS)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS:
     EARNINGS (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES, MINORITY INTEREST AND
     LOSSES FROM EQUITY INVESTEES                    $  16,925    $(115,314)    $(260,737)    $(148,342)   $ (46,451)   $ (10,917)
     Adjustments:
     Fixed charges from continuing operations            7,458       14,862        18,758        18,452       12,905        1,260
                                                     ---------    ---------     ---------     ---------    ---------    ---------
     Earnings available to cover fixed charges       $  24,383    $(100,452)    $(241,979)    $(129,890)   $ (33,546)   $  (9,657)
                                                     =========    =========     =========     =========    =========    =========

Fixed charges:
     Interest expense, including amortization of
     deferred financing costs                        $   5,079    $  11,012     $  13,557     $  12,851    $  10,068    $     219
     Interest component of rent
     expenses on operating leases                        2,379        3,850         5,201         5,601        2,837        1,041

                                                     ---------    ---------     ---------     ---------    ---------    ---------
     Total fixed charges from continuing operations  $   7,458    $  14,862     $  18,758     $  18,452    $  12,905    $   1,260
                                                     =========    =========     =========     =========    =========    =========

Ratio of earnings (loss) to fixed charges                 3.27           --            --            --           --           --
                                                                           (a)           (a)           (a)          (a)          (a)


   (a) Earnings available to cover fixed charges were inadequate for the years ended 2002, 2001, 2000, 1999 and 1998. Additional earnings of approximately $115.3 million, $260.7 million, $148.3 million, $46.5 million and $10.9 million for the years ended 2002, 2001, 2000, 1999 and 1998, respectively, would have been required to attain a ratio of 1:1.



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                                DOUBLECLICK INC.
    Statement of Computation of Pro Forma Ratio Earnings to Fixed Charges(a)



                                                                     NINE MONTHS
                                                                        ENDED        YEAR ENDED
                                                                    SEPTEMBER 30,   DECEMBER 31,
                                                                        2003            2002
                                                                    -------------   ------------
                                                                    (IN THOUSANDS, EXCEPT RATIOS)

Earnings (loss) from continuing operations:
         Earnings (loss) from continuing operations
         before income taxes, minority interest and
         losses from equity investees                                  $  16,925     $(115,314)
         Adjustments:
         Fixed charges from continuing operations                          4,359         6,338

                                                                       ---------     ---------
         Earnings available to cover fixed charges                     $  21,284     $(108,976)
                                                                       =========     =========

Fixed charges:
         Estimated pro forma interest expense,
         including amortization of deferred financing costs            $   1,980     $   2,488
         Interest component of rent
         expenses on operating leases                                      2,379         3,850

                                                                       ---------     ---------
         Total pro forma fixed charges from continuing operations      $   4,359     $   6,338
                                                                       =========     =========

Pro forma ratio of earnings (loss) to fixed charges                         4.88            --
                                                                                              (b)


    (a) Pro forma to reflect the use of proceeds of the issuance of the zero coupon notes to redeem the $154.8 million of 4.75% convertible subordinated notes as if such redemption had occurred as of January 1, 2002 and 2003, respectively.

    (b) Earnings available to cover fixed charges were inadequate for the year ended December 31, 2002. Additional earnings of approximately $115.3 million for the year ended December 31, 2002 would have been required to attain a ratio of 1:1.